EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the NASDAQ Global Market.  Certain of the prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Quantity
5/16/2012	Sale	$ 4.7500		49,000
5/17/2012	Sale	$ 4.7500		49,946
5/18/2012	Sale	$ 4.7626	1	30,791
6/5/2012	Sale	$ 4.3036	2	1,400
6/6/2012	Sale	$ 4.3928	3	9,809
6/7/2012	Sale	$ 4.4083	4	11,800
6/12/2012	Sale	$ 4.4003	5	12,040
6/14/2012	Sale	$ 4.4000		2,150
6/18/2012	Sale	$ 4.4000		700
6/20/2012	Sale	$ 4.2751	6	2,527
6/22/2012	Sale	$ 4.4492	7	295
6/25/2012	Sale	$ 4.3537	8	6,300
6/29/2012	Sale	$ 4.1060	9	33,076

1	Executed at prices ranging from 4.75 – 4.79
2	Executed at prices ranging from 4.30 – 4.31
3	Executed at prices ranging from 4.35 – 4.55
4	Executed at prices ranging from 4.40 – 4.49
5	Executed at prices ranging from 4.40 – 4.50
6	Executed at prices ranging from 4.20 – 4.50
7	Executed at prices ranging from 4.40 – 4.50
8	Executed at prices ranging from 4.35 – 4.36
9	Executed at prices ranging from 4.00 – 4.25